Exhibit 99.1

DATE: April 25, 2016

MEDIA CONTACT: Kelly Swan (539) 573-4944	INVESTOR CONTACT: David Sullivan (539) 573-9360

WPX Energy Commences Tender Offer for 2017 Senior Notes

TULSA, Okla. – WPX Energy (NYSE: WPX) announced today that it has commenced a cash tender offer to purchase any and all of its outstanding 5.250 percent Senior Notes due 2017 (the “Notes”).

The total purchase price offered for each $1,000 principal amount of Notes that are validly tendered and not validly withdrawn at or prior to the Expiration Time is $1,015, plus accrued and unpaid interest on the Notes to, but excluding, the settlement date for Notes purchased in the tender offer.

As of April 25, 2016, $304.4 million aggregate principal amount of the Notes were outstanding. The tender offer is being made pursuant to an Offer to Purchase dated April 25, 2016, and related Letter of Transmittal and Notice of Guaranteed Delivery, which together constitute the “Offer.” The tender offer will expire at 5 p.m., New York City time, on April 29, 2016, unless extended or earlier terminated (the “Expiration Time”).

Assuming the Offer is not extended, it is expected that payment will be made on May 2, 2016 (other than with respect to Notes tendered pursuant to the guaranteed delivery procedures described in the Offer to Purchase, with respect to which payment is expected to be made on May 4, 2016).

The Offer is subject to certain conditions described in the Offer to Purchase, but is not conditioned on the tender of a minimum principal amount of Notes. WPX may amend, extend or terminate the Offer in its sole discretion, subject to applicable law.

Tendered Notes may be withdrawn at any time at or prior to the earlier of (i) the Expiration Time and (ii) if the Offer is extended, the 10th business day following commencement of the Offer. Tendered Notes may also be validly withdrawn in the event the Offer has not been consummated within 60 business days after commencement of the Offer.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation, or sale would be unlawful. The Offer is being made solely pursuant to terms and conditions set forth in the Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery.

The dealer manager for the Offer is Citigroup Global Markets Inc. (the “Dealer Manager”). Any questions regarding the terms of the Offer should be directed to the Dealer Manager at (212) 723-6106. Any questions regarding procedures for tendering Notes should be directed to the Information Agent and Tender Agent for the Offer, Global Bondholder Services Corporation, toll-free at (866) 470-3800 or 65 Broadway, Suite 404, New York, NY 10006.

Copies of the Offer to Purchase, Letter of Transmittal and Notice of Guaranteed Delivery are available from the Information Agent and Tender Agent and at the following web address: http://www.gbsc-usa.com/WPX/.

About WPX Energy, Inc.

WPX is an oil-focused energy company with operations in the Permian’s Delaware Basin, the Williston Basin and the San Juan Basin. The company has reshaped its holdings through more than $5 billion of transactions and posted double-digit oil volume growth in each of the past four years.

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This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX on its website or otherwise. WPX does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission at www.sec.gov.